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PROSPECTUS                                           Rule 424(b)(3)
                                                     Registration No. 333-06235

                                 CompUSA Inc.
                                650,826 Shares
                                      of
                                 Common Stock*

     This Prospectus has been prepared by CompUSA Inc., a Delaware corporation (the "Company"), for use upon resale by certain directors, officers and employees of the Company (the "Selling Stockholders") of up to approximately 650,826 shares of the Company's common stock, par value $.01 per share ("Common Stock"). The Selling Stockholders have acquired and/or may in the future acquire shares of Common Stock from the Company upon the exercise of stock options granted under the PCs Compleat, Inc. 1991 Stock Option Plan (the "Plan").

     The Common Stock may be sold from time to time by the Selling Stockholders or permitted transferees. Such sales may be sold on one or more exchanges, including the New York Stock Exchange ("NYSE"), in the over-the-counter market or in negotiated transactions, in each case at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. See "Plan of Distribution." Upon any sale of the Common Stock offered hereby, the Selling Stockholders or permitted transferees and participating agents, brokers, dealers and marketmakers may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and commissions or discounts or any profit realized on the resale of such securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Common Stock is listed for trading on the NYSE under the symbol "CPU." On December 13, 1996, the last reported sale price of the Common Stock, as reported on the NYSE Composite Transactions Tape, was $19.625. The Company will pay all expenses in connection with this offering, which are estimated to be approximately $22,000.

* This figure is an estimate. The Company has filed a Registration Statement on Form S-8, Registration Number 333-06235 (of which this Prospectus is a part), which Registration Statement covers the sale by the Company of stock options granted under the Plan and Common Stock issuable pursuant to such stock options. This Prospectus covers the resale by the Selling Stockholders of an indeterminate number of shares of Common Stock acquired or that may be acquired by the Selling Stockholders pursuant to stock options granted to the Selling Stockholders under the Plan.

                               _________________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is December 17, 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a site on the Internet World Wide Web, which can be accessed at http://www.sec.gov, and which contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The Common Stock is listed on the NYSE. Reports, proxy statements and other information concerning the Company can also be inspected and copied at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes part of a Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement and the exhibits thereto, in accordance with the rules and regulations of the Commission. For further information concerning the Company and the Common Stock, reference is made to the Registration Statement and the exhibits filed therewith, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of which may be obtained from the Commission at prescribed rates. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

     The Company's principal executive offices are located at 14951 North Dallas Parkway, Dallas, Texas 75240, and the Company's telephone number is (972) 982-4000.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:

     (i)   Annual Report on Form 10-K for the year ended June 29, 1996;

     (ii)  Quarterly Report on Form 10-Q for the quarter ended September 28,
           1996;

     (iii) Current Report on Form 8-K/A filed with the Commission on August 2, 1996;

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     (iv)  Current Report on Form 8-K filed with the Commission on August 14,
           1996; and

     (v) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A/A (No. 1-11566) filed December 6, 1996, as amended.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Prospectus and prior to the termination of this offering (the "Offering") shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any accompanying prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated herein by reference (without exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed in writing to CompUSA Inc., 14951 North Dallas Parkway, Dallas, Texas 75240, Attention: Assistant Secretary, or by telephone at (972) 982-4000.


                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Common Stock offered hereby.


                             SELLING STOCKHOLDERS

     Information relating to the Selling Stockholders will be provided by Prospectus Supplement.


                             PLAN OF DISTRIBUTION

     The Common Stock offered hereby may be sold from time to time by the Selling Stockholders or permitted transferees. The Common Stock may be disposed of from time to time in one or more transactions through any one or more of the following: (i) to purchasers directly, (ii) in ordinary brokerage transactions and transactions in which the broker solicits purchasers, (iii) through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or permitted transferees and/or from the purchasers of the Common Stock for whom they may act, (iv) the writing of options on the Common Stock, (v) the pledge of the Common Stock as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the Common Stock or interests therein, (vi) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus, (vii) a block trade in which the broker or dealer engaged in such block trade will attempt to sell the Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction and
(viii) an exchange distribution in accordance with the rules of the applicable exchange, or in transactions in the over the counter market. Such sales may be made at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate. The Selling Stockholders or permitted transferees and any underwriters, brokers, dealers or agents that participate in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, while this Prospectus covers the offering and sale of the securities noted above, such securities may also qualify for sale pursuant to Rule 144 promulgated under the Securities Act ("Rule 144"), and accordingly such securities may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Company will pay all of the expenses incident to the offering and sale of the Common Stock to the public other than underwriting discounts or commissions, brokers' fees and the fees and expenses of any counsel to the Selling Stockholders related thereto.


                                 LEGAL MATTERS

     Certain legal matters in connection with the validity of the Common Stock offered hereby have been passed upon by Jackson & Walker, L.L.P., Dallas, Texas.


                                    EXPERTS

     The consolidated financial statements of the Company appearing in the Company's Annual Report on Form 10-K for the year ended June 29, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Commission) given upon the authority of such firm as experts in accounting and auditing.

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                                INDEMNIFICATION

     The Company is a Delaware corporation and the Delaware General Corporation Law (the "Delaware Law") empowers a corporation organized thereunder to indemnify its directors and officers or former directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers.

     Reference is made to Article VII of the Company's Restated and Amended Bylaws, which provides for indemnification of directors and officers except as to certain circumstances and except as provided by applicable law.

     Additionally, Article VI ("Article VI") of the Company's Restated and Amended Certificate of Incorporation limits the personal liability of directors of the Company to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided that to the extent required from time to time by applicable law, Article VI shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     No dealer, salesperson or other person
has been authorized to give any information
or to make any representation not contained
in this Prospectus in connection with the
offering made hereby and, if given or made,
such information or representation must not
be relied upon as having been authorized by
the Company. This Prospectus does not
constitute an offer to sell or a solicitation              CompUSA Inc.
of an offer to buy any securities in any
jurisdiction to any person to whom it would
be unlawful to make such an offer or
solicitation in such jurisdiction.  Neither
the delivery of this Prospectus nor any sale              650,826 SHARES
made hereunder shall, under any circumstances,             COMMON STOCK
create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.


         ----------------------

TABLE OF CONTENTS                                            PROSPECTUS
                                      Page
Incorporation of Certain Documents
 by Reference .......................  2

Use of Proceeds......................  3

Selling Stockholders.................  3

Plan of Distribution.................  3

Legal Matters........................  4

Experts..............................  4

Indemnification......................  5